Exhibit 99.1

New Jersey American Water Announces New Rates and Customer Bill Credit
Rate request approval supports more than $1.4 billion in ongoing system upgrades to strengthen water and wastewater infrastructure; PFAS settlement credit helps offset eligible water customers’ bill impacts for 12 months

CAMDEN, N.J. — Sept. 9, 2026 — New Jersey American Water customers will begin seeing new water and wastewater rates following the New Jersey Board of Public Utilities’ (BPU) approval of the company’s rate request. As part of the BPU’s approval of the company’s PFAS Litigation Universal Surcredit (PLUS), eligible water customers will also receive a separate $9.88 monthly PFAS settlement credit for 12 months, helping offset bill impacts as the new rates take effect. The approved rates support continued investment in safe, clean and reliable water and wastewater service across New Jersey.

“This decision supports critical investments to replace aging infrastructure, advance water quality projects and improve reliability while keeping affordability at the forefront,” said Mark McDonough, president of New Jersey American Water. “It provides a clear path to strengthen the water and wastewater systems our communities rely on.”

The $68 million annual revenue increase supports more than $1.4 billion in continued upgrades across the company’s treatment, transmission and distribution systems. In addition, the BPU also approved the company’s infrastructure mechanism foundational filings, which also helps deliver water, wastewater improvements and resilience infrastructure investments.

Continued Investment in Water and Wastewater Infrastructure
The approved rates support the replacement or rehabilitation of nearly 120 miles of aging main, continued lead service line replacement and treatment upgrades related to PFAS and other emerging contaminants. These projects will strengthen service for homes, businesses, schools, hospitals, and communities across New Jersey.

Understanding the New Rates
Under the BPU-approved rates, which will become effective on September 15, 2026:
•The average residential water customer using approximately 5,700 gallons per month will see a monthly bill increase of approximately $4 per month. For eligible customers, the $9.88 monthly PLUS credit will more than offset that increase, resulting in an average net bill reduction of nearly $6 per month for 12 months.
•Residential wastewater customers will see an average increase of approximately $4 per month.
•Customers who receive both water and wastewater service will see an average increase of nearly $8 per month, offset by the $9.88 monthly PLUS credit, resulting in an average net bill reduction of nearly $2 per month for 12 months.

Actual bill impacts will vary based on customer usage, service type and service area. The approved rates maintain a focus on affordability while supporting continued water and wastewater system improvements.

Customers will receive information about the new rates in upcoming bill communications. More information about approved rates, the PLUS credit, bill impacts and customer resources will be available at www.newjerseyamwater.com/rates.

Separate PFAS Settlement Credit
In a separate filing, the BPU approved the PLUS mechanism to return PFAS settlement proceeds directly to eligible water customers. New Jersey American Water will return more than $79 million in PFAS litigation proceeds and interest through a monthly PLUS credit of $9.88 for 12 months beginning in September 2026. The credit will appear as “PLUS” on eligible water customers’ bills.

Future PFAS settlement proceeds will be returned through the PLUS mechanism as one-time credits on customers’ bills after calculations are verified by the BPU.

“The PLUS mechanism provides a transparent way to return PFAS settlement proceeds and interest directly to eligible water customers,” McDonough said. “Customers will see the credit identified separately on their bills, making it clear how those funds are being returned.”

Customer Assistance and Bill Support
New Jersey American Water continues to offer bill payment assistance programs for income-eligible customers, along with budget billing and flexible payment plans. Program information is available at www.newjerseyamwater.com/h2oprogram.

As part of the rate request approval, New Jersey American Water will continue working with the New Jersey Department of Community Affairs to evaluate the enrollment process for its Universal Affordability Tariff program, including potential automatic enrollment for eligible customers who already receive certain energy assistance benefits.

“Water service is essential, and customers experiencing financial hardship should know assistance is available,” McDonough said. “We encourage customers who need help to review the available programs and contact us before falling behind on their bills.”

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886 and celebrating 140 years in 2026, American Water keeps life flowing by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 19 military installations. American Water’s 7,000 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About New Jersey American Water
New Jersey American Water, a subsidiary of American Water, is the largest regulated water utility in the state, with more than 875 dedicated employees working to provide safe, clean, reliable and affordable water and wastewater services to approximately 3 million people.

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Media Contact:
Chelsea Kulp
Director of Communications & External Affairs
New Jersey American Water
Chelsea.Kulp@amwater.com